Exhibit 99.2
Part II, Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
     The following share and per share information has been retroactively restated to give effect to the September 2008 1-for-10 reverse stock split – See “Recent Developments” in Exhibit 99.1.
     Revlon, Inc. beneficially owns all of the 5,260 outstanding shares of Products Corporation’s common stock, par value $1.00 per share. MacAndrews & Forbes, which is wholly-owned by Ronald O. Perelman, at December 31, 2007 beneficially owned (i) 27,673,204 shares of Revlon, Inc.’s Class A Common Stock (2,081,933 of which were owned by REV Holdings, 25,287,770 of which were beneficially owned by MacAndrews & Forbes and 303,500 of which were owned directly by Mr. Perelman) and (ii) all of the outstanding 3,125,000 shares of Revlon, Inc.’s Class B Common Stock.
     Based on the shares referenced in clauses (i) and (ii) above, and including Mr. Perelman’s vested stock options, Mr. Perelman, directly and indirectly, through MacAndrews & Forbes, at December 31, 2007, beneficially owned approximately 58% of Revlon, Inc.’s Class A Common Stock, 100% of Revlon, Inc.’s Class B Common Stock, together representing approximately 60% of Revlon, Inc.’s outstanding shares of Common Stock and approximately 74% of the combined voting power of the outstanding shares of Revlon, Inc.’s Common Stock. The remaining 20,323,482 shares of Revlon, Inc.’s Class A Common Stock outstanding at December 31, 2007 were owned by the public.
     Revlon, Inc.’s Class A Common Stock is listed and traded on the New York Stock Exchange (the “NYSE”). There is no established market for Products Corporation’s common stock. No cash dividends were declared or paid during 2007 by Products Corporation to Revlon, Inc. or by Revlon, Inc. on Revlon, Inc.’s Common Stock. The terms of the 2006 Credit Agreements, the MacAndrews & Forbes Senior Subordinated Term Loan Agreement and the 9 1/2% Senior Notes indenture currently restrict Products Corporation’s ability to pay dividends or make distributions to Revlon, Inc., except in limited circumstances.